Exhibit 99.1


           BSD Medical Corporation to Begin Trading on Amex as BSM

    SALT LAKE CITY, June 9 /PRNewswire-FirstCall/ -- BSD Medical Corporation (Amex: BSM) today announced that the company will begin trading on the American Stock Exchange (Amex) on Thursday, June 9th, using the symbol BSM. Those who have previously traded BSD Medical's shares under the bulletin board symbol BSDM should begin to trade using the Amex symbol BSM beginning Thursday morning, June 9th.

    "We believe that listing on the American Stock Exchange, as opposed to the bulletin board, will help increase the visibility of BSD Medical on Wall Street, and provide additional trading liquidity for investors," according to Hyrum A. Mead, President of BSD Medical Corporation. "This is another important step in our strategic efforts on behalf of the company."

    This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

    About BSD Medical Corporation

    BSD Medical develops, manufactures, markets and services systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recent recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions and the future price or liquidity of the stock based on the Amex listing, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             06/09/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /